Exhibit (b)(1)

Confidential

April 3, 2020

Asta Finance Acquisition Inc.

210 Sylvan Ave
Englewood Cliffs, NJ 07632
Attention: Mr. Gary Stern

Re:	$35,000,000 Term Loan

Dear Mr. Stern:

We are pleased to inform you that, subject to the terms and conditions set forth below, Bank Leumi USA (“Bank,” “we” or “us”) has committed to provide at the request of Asta Finance Acquisition Inc. (“Borrower” or “you”) loans and/or other credit accommodations in an aggregate amount not to exceed $35,000,000 (collectively, the “Facility”). Bank’s obligation to make the Facility available to Borrower is subject to and conditioned upon Borrower’s acceptance of this letter by April 8, 2020 in the manner described below, and the satisfaction of the terms and conditions set forth herein.

I.	Terms of the Facility.

The principal terms and conditions of the Facility are set forth on the term sheet attached hereto as Exhibit A and made a part hereof. In addition to these terms and conditions, the Facility shall also be governed by such other terms as are customarily required by Bank in transactions of this type, all as set forth in the definitive loan documents to be executed in connection therewith (the “Loan Documents”).

II.	Acceptance; Good Faith Deposit.

If the terms and conditions of the Facility and this letter are acceptable, please have both copies of this letter signed and return one copy to the undersigned c/o Bank Leumi USA, 579 Fifth Avenue, New York, NY 10017, no later than 5:00 p.m. (New York City time) on April 8, 2020. Upon acceptance, this letter will constitute a binding commitment for Bank to make the Facility available in accordance with its terms and conditions. Bank acknowledges receipt from Borrower of Forty Thousand Dollars ($40,000) as a deposit (the “Deposit”). Upon the closing of the Facility, the Deposit shall be applied by Bank to the payment of its fees and expenses related thereto, including without limitation the origination and other fees described on Exhibit A hereto. If the Facility does not close (for any reason other than willful default hereunder by Bank), the Deposit will be deemed earned by Bank in consideration for processing Borrower’s application and will not be refunded. Notwithstanding the foregoing, the Deposit is not a maximum sum that will be required to be paid by Borrower for Bank’s costs and expenses, and Borrower’s obligation to reimburse Bank for all of its costs and expenses remains unconditional.

Asta Finance Acquisition Inc.
CONFIDENTIAL
April 3, 2020

III.	Conditions Precedent.

In addition to the Borrower’s acceptance of the terms of this letter in the manner described above, Bank’s obligation to close and fund the Facility is subject to the satisfaction of the other conditions set forth herein and compliance with the terms and provisions contained in Exhibit A, each of which is incorporated into this letter by this reference, including, without limitation, Borrower’s compliance with all reasonable and customary closing requirements of Bank and its counsel consistent with the terms hereof. Furthermore, Bank shall have no obligation to close and fund the Facility if (i) there is a material adverse change with respect to Borrower or Secured Guarantor or their respective business, financial status or properties (including the proposed collateral), or (ii) the making of the Facility would violate any law, rule or regulation applicable to Bank. Any of the following occurrences shall (without limitation) be deemed to be a “material adverse change” for the purposes of the foregoing sentence: (a) any bankruptcy, reorganization or insolvency proceeding involving Borrower or Secured Guarantor is commenced by the Borrower or Secured Guarantor, or any such involuntary proceeding is commenced and not stayed or dismissed within thirty (30) days; or (b) any sale, transfer, lien or encumbrance (other than in favor of Bank or as permitted in accordance with Exhibit A) of the proposed collateral results in the requirement set forth under “Advance Rate” in Exhibit A to not be met.

IV.	Reimbursement of Fees and Expenses.

In addition to the Deposit provided for above, and regardless of whether or not the Facility is closed or funded, Borrower hereby agrees to pay on demand all costs and expenses of Bank incurred in connection with the closing, documentation, review, negotiation and approval of this letter or the Facility, including without limitation the fees and expenses of Bank’s legal counsel, and recording, stamp and/or filing fees or taxes for all documents required to be filed or recorded in connection with the Facility. The foregoing obligation is unconditional, and shall survive the termination or other expiration of this letter and the execution of the Loan Documents.

V.	Termination of Commitment.

If all required Loan Documents are not executed and delivered and the other conditions to closing set forth herein or on Exhibit A are not satisfied by July 14, 2020 (for any reason other than Bank’s willful default hereunder), then Bank’s obligations under this commitment shall cease and Bank shall have no liability to Borrower hereunder, unless Bank has extended its commitment to grant the Facility in a writing delivered by Bank to Borrower.

VI.	Other.

This commitment shall be deemed to be construed under the laws of the State of New York. Upon acceptance by Borrower, this commitment shall contain the sole and entire agreement and understanding of Bank and Borrower with respect to the entire subject matter hereof. Any and all prior discussions, applications, commitments, writings and understandings relating thereto are merged into and replaced by this commitment. This commitment cannot be waived, changed, modified, amended, or supplemented in any manner except by an instrument in writing signed by Bank. No waiver or modification by Bank of any term or condition of this commitment shall affect or be deemed to waive or modify any other term or condition hereof. This commitment is made for the purpose of defining and setting forth certain obligations, rights and duties of Borrower and Bank in connection with the requested Facility, and Borrower may not assign all or any portion of this commitment without the prior written consent of Bank.

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Asta Finance Acquisition Inc.
CONFIDENTIAL
April 3, 2020

Very truly yours, BANK LEUMI USA

By:	/s/ Russell Turley
Name: Russell Turley Title: Vice President

By:	/s/ Douglas J. Meyer
Name: Douglas J. Meyer Title: Senior Vice President

ACCEPTANCE AND AGREEMENT:

The undersigned, with the intent to be legally bound, hereby accepts and agrees to the terms and conditions of the foregoing letter agreement and Exhibit A thereto, this

   7    day of April, 2020:

BORROWER:

ASTA FINANCE ACQUISITION INC., a Delaware corporation

By:	/s/ Gary Stern Name: Gary Stern Title: President

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Asta Finance Acquisition Inc.
CONFIDENTIAL
April 3, 2020

EXHIBIT A

TERM SHEET

$35,000,000 TERM LOAN

Borrower:	Asta Finance Acquisition Inc., a corporation organized under the laws of Delaware (“Borrower”).

Secured Guarantor:	Jointly and severally, Asta Funding, Inc., a corporation organized under the laws of Delaware, and all wholly-owned subsidiaries of Borrower (individually and collectively, “Secured Guarantor”).

Bank:	Bank Leumi USA (“Bank”, “we” or “us”).

Facility:	A fully committed bridge loan in an amount not to exceed $35,000,000 (the “Maximum Loan Amount”), subject to the Advance Rate (defined below).

Purpose:	To facilitate the going private transaction of Asta Funding, Inc. by Asta Finance Acquisition Inc. and its subsidiary.

Maturity Date: Interest:

The earlier to occur of (i) the acceleration of the maturity of the amounts due hereunder upon an Event of Default (as defined below) and (ii) the date that is one (1) month after closing of the Facility (“Maturity Date”).

Floating rate based on 1-month LIBOR plus 150 basis points, but in any event, not less than 2.7% per annum. Interest will be calculated on the basis of the actual number of days elapsed in a 360-day year. A default rate of interest of 3.0% per annum in excess of the interest rate otherwise in effect shall apply.

Payment Terms:	All principal and accrued and unpaid interest will be paid on the Maturity Date.

Fee:

Origination fee of 50 basis points of the closing loan amount (the “Origination Fee”), $40,000 of which is nonrefundable and has been paid to Bank by Borrower (the “Deposit”). The balance of the Origination Fee shall be paid at (and as a condition precedent to) closing. The Deposit will be applied to Bank’s out-of-pocket costs and expenses in connection with the Facility, and shall be deemed fully earned and non-refundable whether or not the Facility closes; provided that the Deposit will be refundable to Borrower (less Bank’s costs and expenses, including reasonable attorney’s fees incurred) only if Bank does not approve the Facility upon substantially the same terms and conditions as provided herein or the Facility does not close solely due to the fault of the Bank.

Collateral:

The Facility shall be secured by a combination, to Bank’s satisfaction, of:

(a)     Assignment of cash collateral to be held at Bank that is funded at least seven days prior to closing (“Cash Collateral”) with respect to which Bank will hold a valid first-priority perfected security interest at closing; and/or

Asta Finance Acquisition Inc.
CONFIDENTIAL
April 3, 2020

(b)     Eligible securities consisting of marketable U. S. Treasury Securities held in a securities account of Borrower and/or Secured Guarantor with Bank or its affiliates (“Eligible Securities”) with respect to which Bank will hold a valid first-priority perfected security interest at closing with a Securities Account Control Agreement.

All credit facilities and bank products extended by Bank to Borrower and/or Secured Guarantor (including the Facility) are to be cross-collateralized and cross-defaulted.

Prepayment:	Borrower shall have the right to prepay the Facility in whole or in part without penalty.

Advance Rate:

The Advance Rate shall be equal to: 90% of Eligible Securities; plus 100% of Cash Collateral.

At no time shall the advances under the Facility exceed the sum of value of the Cash Collateral and Eligible Securities multiplied by the applicable Advance Rate at such time, and in such event, Borrower shall, within two (2) business days after Bank’s demand, repay to Bank and/or provide additional Cash Collateral or Eligible Securities in an amount equal to such excess.

Conditions Precedent:

Bank’s commitment hereunder to fund the Facility described herein is subject solely to the conditions expressly set forth herein, including:

(a)  Prior to closing, Borrower shall have confirmed that Borrower and Secured Guarantor are in material compliance with all securities laws in respect of the going private transaction and delivered to its shareholders all appropriate notices and disclosures.

(b)  Execution and delivery of the Agreement and Plan of Merger (“Merger Agreement”), the Limited Guarantee, the Rollover Financing Commitment, the Voting Agreement and the Company Disclosure Letter, each substantially in the form attached hereto as Exhibit B, with such changes thereto as the parties may negotiate that are not adverse to Bank in any material respect.

(c)  The conditions to consummation of the merger pursuant to the Merger Agreement shall have been satisfied or, if waivable, waived by the parties thereto.

(d)  Execution and delivery of customary Facility documentation reasonably satisfactory to Bank.

(e)  Delivery of customary legal opinions relating to Borrower, Secured Guarantor and the Facility.

(f)   Evidence that all actions necessary or, in the reasonable opinion of Bank, desirable, to perfect and protect the liens and security interests of Bank have been taken, including entry into account control agreements between Bank and Secured Guarantor.

Asta Finance Acquisition Inc.
CONFIDENTIAL
April 3, 2020

(g)   Borrower will establish all deposit and cash management accounts with Bank.

(h)   Accuracy in all material respects of the representations and warranties of Borrower and Secured Guarantor, as applicable.

(i)   Organizational documents for Borrower and Secured Guarantor, together with certificate(s) of good standing, as well as any materials reasonably requested by Bank in accordance with applicable banking laws and regulations in effect from time to time.

(j)   All expenses incurred by Bank in connection with the proposed transaction, including without limitation reasonable attorney’s fees of Bank’s counsel, will be paid by Borrower on or prior to closing, and whether or not the Facility closes.

Representations and Warranties:

Representations and warranties applicable to the Borrower and Secured Guarantor customary and usual for financings of this type and shall include, without limitation the following (subject to thresholds and/or exceptions to be agreed): existence and legal status; power and authority; non-contravention; authorization and enforceability of the Loan Documents; no conflicts with law, organizational documents or contractual obligations; accuracy and completeness of financial and other information (including pro forma financial information); no material adverse change; compliance with applicable laws and regulations, including ERISA, the PATRIOT Act and OFAC; accuracy and completeness of disclosure; consents and approvals; ownership of property; intellectual property; subsidiaries; taxes; insurance; labor matters; no liens; no litigation; inapplicability of the Investment Company Act of 1940; solvency; no default or event of default; and validity, priority and perfection of liens and security interests in the Collateral.

Reporting Covenants:	Notices of defaults, litigation, and such other customary reporting and information as reasonably required by Bank for a facility of this nature.

Other Covenants:

Customary for facilities of this nature, including but not limited to (and subject to exceptions to be agreed): (i) restrictions upon indebtedness, liens, further negative pledges, guaranties, mergers, fundamental changes, dispositions of assets, change of control, redemptions, distributions, loans and investments; (ii) maintenance of primary operating accounts with Bank; (iii) visitation and inspection rights for Bank; (iv) approvals and compliance with law; (v) payment of taxes; (vi) maintenance of insurance; (vii) maintenance of properties; (viii) presentation of existence; (ix) compliance with anti-money laundering and anti-terrorism laws; (x) transactions with affiliates; (xi) use of proceeds; (xii) ERISA matters; (xiii) environmental matters; (xiv) further assurances; and (xv) change of primary business, offices or fiscal year.

Asta Finance Acquisition Inc.
CONFIDENTIAL
April 3, 2020

Events of Default:

Events of default applicable to Borrower and Secured Guarantor customary and usual for financings of this type, including, without limitation the following (subject to grace periods, thresholds and exceptions satisfactory to Bank): failure to pay principal when due or interest or other amounts when due; breach of representations, warranties or covenants; cross-default and cross-acceleration to material debt; bankruptcy and insolvency events; material judgment defaults; actual or asserted invalidity or impairment of any guarantees or security documents; a change of control (to be defined); occurrence of a material adverse change (to be defined).

Documentation:

The definitive loan documentation for the Facility (the “Loan Documents”) shall contain the terms and conditions set forth herein and in the Commitment Letter to which this Term Sheet is attached and such other terms as Borrower and Bank shall agree. The Loan Documents shall be in form and substance reasonably acceptable to Bank and shall contain the terms and conditions set forth in this Term Sheet and, to the extent any terms are not set forth in this Term Sheet, shall otherwise be usual and customary for transactions of this kind in the opinion of (and reasonably acceptable to) Bank. Any permitted subordinated debt must be subject to subordination documentation in form and substance acceptable to Bank.

Governing Law:	New York.

Expenses and Indemnification:

Borrower will pay Bank’s reasonable legal and other out-of-pocket expenses incurred in connection with the negotiation, preparation, and execution of the legal documentation of the Facility, regardless of whether the transaction is consummated, including but not limited to any required appraisal, collateral audits and reasonable Bank outside counsel legal fees. Documentation shall contain expense and indemnification provisions for the benefit of Bank.

USA PATRIOT Act:

Bank hereby notifies you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), Bank may be required to obtain, verify and record information that identifies Borrower and Secured Guarantor, which information includes the name, address, tax identification number and other information regarding Borrower and Secured Guarantor that will allow Bank to identify Borrower and Secured Guarantor in accordance with the Patriot Act. In that connection, Bank may also request corporate formation documents, or other forms of identification, to verify information provided.

Miscellaneous:	Waiver of jury trial, consent to New York venue and jurisdiction, and waiver of consequential and punitive damages.

Confidentiality:

The negotiations between the parties, this letter and the proposed terms contained herein or otherwise negotiated between the parties and the information provided by Borrower to Bank in the course of such negotiations, are strictly confidential and may not be disclosed by Borrower or Secured Guarantor and their respective shareholders or by Bank other than (i) to their (and to Asta Funding, Inc.’s) respective officers, advisors, board and investment/audit/special committee members, on a need to know basis, or (ii) as required by law, the rules and regulations of the U.S. Securities and Exchange Commission or by stock exchange rules or regulations[1] (and, in such case, only to the extent required by law); provided, however, that Bank reserves the right to disclose all documents and information which Bank now has or hereafter may acquire relating to any credit accommodation subject hereto, Borrower or any guarantor or other loan party or their respective business, or any collateral to its affiliates and/or in connection with any assignment or transfer to any participant in the Facility.

1 This arrangement will be described in detail in Asta Funding. Inc.’s merger/proxy statement and the related 13e-3 filing.

Asta Finance Acquisition Inc.
CONFIDENTIAL
April 3, 2020

Taxes, Yield Protection and Increased Costs:

The Loan Documents executed in connection with the Facility will contain customary provisions for facilities of this kind, including, without limitation, in respect of tax gross-ups, breakage and redeployment costs, increased costs, funding losses, capital adequacy and illegality.

Counsel to Bank:	Otterbourg P.C.

Assignments; Participations:

The Loan Documents shall provide that Borrower may not assign its rights or interests with respect to the Facility without the prior written consent of Bank. Bank shall reserve the right to assign its interests in the Facility, and to grant participations in all or any part of the Facility, in its sole discretion.

Asta Finance Acquisition Inc.
CONFIDENTIAL
April [__], 2020

EXHIBIT B

forms of merger agreement, Limited Guarantee, Rollover Financing Commitment, Voting Agreement and Company Disclosure Letter

[See attached.]

B-1